Exhibit (d)(iii)(b)

SYNTAX ETF TRUST

EXPENSE LIMITATION AND REIMBURSEMENT AGREEMENT

Schedule A

SERIES	EXPENSE CAP
Syntax Stratified LargeCap ETF	0.30%

Syntax Stratified MidCap ETF	0.30%

Syntax Stratified SmallCap ETF	0.30%

Approved by the Board of Trustees on:

December 5, 2019

1